Exhibit 10.16

LAURUS MASTER FUND, LTD.

825 Third Avenue, 14th Floor

New York, New York 10022

October 29, 2004

Coach Industries Group, Inc.

12555 Orange Drive, Suite 261

Davie, Florida 33330

Attn: Chief Financial Officer

Re:	Conversion Agreement

Reference is made to (i) that certain Securities Purchase Agreement, dated as of September 29, 2004 (as amended, modified or supplemented from time to time, the “Purchase Agreement”), by and between Coach Industries Group, Inc., a Nevada corporation (the “Company”), and Laurus Master Fund, Ltd. (the “Purchaser”), (ii) that certain Secured Convertible Term Note, issued by the Company to the Purchaser and dated September 29, 2004 (as amended, modified or supplemented from time to time, the “Note”), (iii) that certain Registration Rights Agreement, dated as of September 29, 2004 (as amended, modified or supplemented from time to time, the “Registration Rights Agreement”) and (iv) that certain Restricted Account Agreement, dated as of September 29, 2004 (as amended, modified or supplemented from time to time, the “Restricted Account Agreement”), by and among the Company, Laurus and North Fork Bank (the “Bank”). Capitalized terms used but not defined herein shall have the meanings ascribed them in the Purchase Agreement, the Note, the Registration Rights Agreement or the Restricted Account Agreement, as applicable.

The Purchaser and the Company hereby agree that, notwithstanding anything to the contrary contained in the Purchase Agreement or any Related Agreement referred to in the Purchase Agreement, the Purchaser shall, on the date hereof, convert a principal amount of the Note equal to $300,000 at a Fixed Conversion Price (as defined in the Note) of $0.50 (the “October 2004 Conversion). The Purchaser and the Company agree that the October 2004 Conversion shall reduce, on a dollar for dollar basis, the principal amount of the Note convertible at a Fixed Conversion Price of $1.33, as referred to in clause (iii) of the definition of Fixed Conversion Price set forth in the Note. In connection with the October 2004 Conversion, the Purchaser agrees to direct the Bank to release to the Company $300,000 of the proceeds of the Note contained in the Restricted Account following receipt by the Purchaser of evidence satisfactory to it that the Company has directed its transfer agent to issue shares of Common Stock of the Company to the Purchaser in connection with the October 2004 Conversion.

Furthermore, the Purchaser and the Company agree that clause (i) of the definition of “Filing Date” set forth in the Registration Rights Agreement shall be deleted in its entirety and the following new clause (i) shall be inserted in lieu thereof: “(i) the initial Registration Statement required to be filed hereunder, a date no later than November 15, 2004”.

This letter may not be amended or waived except by an instrument in writing signed by the Company and the Purchaser. This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. This letter shall be governed by, and construed in accordance with, the laws of the State of New York. This letter sets forth the entire agreement between the parties hereto as to the matters set forth herein and supersede all prior communications, written or oral, with respect to the matters herein.

If the foregoing meets with your approval please signify your acceptance of the terms hereof by signing below.

Signed,

Laurus Master Fund, Ltd.

By:	/s/ EUGENE GRIN
Name:	Eugene Grin
Title:	Director

Agreed and Accepted this 29th day of October, 2004.

Coach Industries Group, Inc.

By:	/s/ FRANCIS O’DONNELL
Name:	Francis O’Donnell
Title:	Chief Executive Officer